Exhibit 99.1
General Empløyment Enterprises, Inc.
One Tower Place, Ste. 2200
Oakbroik Terrace, Illinois 60181
Via email: egoldst278@aol.com

December 17, 2009

Mr. Eric Goldstein
Chairman
GTS Systems. Inc.
295 Madison Avenue
New York. New York

Re: Purchase of GTS Accounts, Clients and Assets

Dear Mr. Goldstein:

In furtherance of our Memorandum of Understanding of December 3, 2009, General Employment Enterprises, Inc (“GEE”) by and through a newly formed subsidiary. GEE of New York, Inc., (NEWCO) (“Purchaser”) hereby offers to purchase the assets, accounts and clients of GTS Systems, Inc. (Eric Goldstein “Seller”) under the following terms and conditions which we have previously discussed:

1) At closing the Seller will be issued 2,000,000 restricted shares of GEE stock (J0B symbol) which shall include a claw-back provision; a consulting contract for a period of three years to be paid at the rate of $240,000.00 per year; and 25% of the excess of $2,000,000 in EBIT for the same three year period. The claw-buck provision will only become effective in the event EBIT tails below $1,500,000 per year for NEWCO and in that event the number of restricted shares issued as the purchase price shall be reduced by the same percentage as the EDIT is reduced below the $1,500,000? For instance, if EBIT drops by 10% below $1,500,000 ($150,000) the amount of restricted shares issued to Seller would drop by the corresponding 10% (200,000 shares).

2) NEWCO will not be purchasing the Light Industrial component which we have been told has been sold, and NEWCO will not be purchasing the Healthcare component.

3) NEWCO has procured an account receivable financing line of credit of $9,000,000.

4) NEWCO under this line of credit will have $2,500,000 in cash to be utilized in the future financing of accounts receivables.

5) NEWCO will enter into a servicing agreement with the existing lender to continue to collect all receivables generated by GTS through December 31, 2009 for a fee which will be negotiated on a similar basis as the agreement as that with ICG.

6) NEWCO is prepared to continue to service the collection Healthcare receivables for a fee similar to that with the ICG transaction.

7) Seller will be entitled to a seat on the Board of Directors of GEE.

8) Except as excluded herein. NEWCO will be entitled to all of the business and assets of Seller used or usable in the Core Business, excepting only Excluded Assets (as defined below). These would include, without limitation, the following:

All equipment, products tools, programs, computer hardware, computer software, furnishings, furniture und fixture and other materials used or usable by Seller in the operation of the Core Business (all material assets that would be included in the foregoing should be scheduled).

All resumes, contact information and records rclatcd to individuals who are provided as temporary employees and shift workers to clients and customers (other- than in the Excluded industries) (such individuals are hereinafter referred to collectively as “Employee Assets" these should be scheduled so that there is no question as to which of such individuals arc to be considered the “property” of Purchaser rather than that of the purchaser of any other portion of Seller’s business).

All lists of clients/customers and their books and records that relate, directly or indirectly, to the Core Business, which shall include, without limitation. all personnel and related records related to Seller’s personnel and in place workfnrce and all operating manuals instructions booklets, written warranties and bills of sale or other documents of conveyances related to any of the Purchased Assets.

All contracts related to the conduct of the Core Business (these will have to be identified arid scheduled).

All deposits held for the account or benefit of Seller under any such contract.

All good will associated with any of the above property and assets.

9) Seller will undertake prior to closing of the transaction., to take such actions as Purchaser may reasonably request and assist Purchaser in (a) transferrimig the relationship with Employee Assets for purchaser and (b) transitioning Seller’s clients and customers (other than clients and customers in the Excluded Industries) and the related accounts to Purchaser.

10) "Excluded Assets" include Light Industrial Division and Healthcare Division which would not be acquired by Purchaser and would consist of the following: (a.) cash and bank accounts; (b) accounts receivible; (c) Sellers corporate name; (d) Sellers corporate minute book and othcr corporate records; (e) any books and records related to the providing ot temporary employees arid shift workers to clients and customers in the Excluded Industries; and any good will related to any of the foregoing.

11) NEWCO is ready to close this purchase by December 31, 2009 subject to the execution of a definitive agreement within 10 days hereof.

12) Termination of Offer: This offer and letter of intent shall he considered withdrawn and void unless countcrsigned by you no later than 5:00PM (EST) on December 17,2009.

/s/ Stephen H. Pence
Stephen H. Pence
Chairman. General Employment Enterprises, Inc

Accepted:

/s/ Eric Goldstein
Eric Goldstein
Chairman. GTS Systems Inc.

Cc: Ron Heineman, CEO)
Sal Zizza